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                                                                   EXHIBIT 10.27




                          NATIONAL ENERGY GROUP, INC.

                                   TERM SHEET



         This term sheet sets forth the terms of the understanding between National Energy Group, Inc. (the "Company") and Kayne Anderson Investment Management, Inc., an investment adviser ("KAIM"), on behalf of certain investment partnerships or accounts managed by KAIM and to be designated at a later time (collectively, "Investor"), concerning the issuance and sale by the Company to Investor of shares of the Company's Preferred Stock and warrants to purchase Common Stock of the Company.

I        TERMS OF INVESTMENT

         1.1 Investment. The Company shall issue and Investor shall purchase 50,000 shares of Series E Convertible Preferred Stock (the "Series E") of the Company, for an aggregate price of $5,000,000 or $100.00 per share (the "Purchase Price"). For the Purchase Price Investor shall also receive warrants to purchase 350,000 shares of the Company's Common Stock at $2.50 per share, which warrants shall expire five years after issuance.

         1.2 Use of Proceeds. The proceeds of the investment shall be used by the Company for general corporate purposes.

         1.3 Conversion. The Series E shall be convertible into Common Stock at the Conversion Price of $2.25 subject to anti-dilution adjustments. Following nine months after the closing, the Series E shall be automatically converted into Common Stock if investment partnerships or accounts managed by KAIM no longer hold at least 7.5% of the Company's Common Stock on a fully diluted basis and at the time of such conversion, subject to Section 1.7 hereof, the Common Stock to be received by KAIM and investment partnerships or accounts managed by KAIM as a result of such conversion may be resold pursuant to an effective registration statement under the Securities Act of 1933. To determine the percentage that the investment partnerships and accounts managed by KAIM owns as of any day, the number of shares of Company Common Stock owned by the investment partnerships and accounts managed by KAIM on a fully diluted basis (assuming conversion of all preferred stock and exercise of all outstanding options and warrants owned by the investment partnerships and accounts managed by
                 KAIM) as of such day shall be divided by the number of shares of the Company's Common Stock on a fully diluted basis (assuming conversion of all preferred stock and exercise of all options and warrants owned by all holders) as of the date after closing of the merger of the Company and Alexander Energy Corporation ("AEC") described in Section 2.3 below (the "Merger") and after closing the related private placement transactions, consisting of the transactions




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                 with Investor described in this Term Sheet and the transaction with an entity owned by Carl C. Icahn (collectively, the "Private Placement").

         1.4 Voting Rights. The Series E will vote as a separate class only as required by law. The Series E shall be entitled to vote with the Common Stock on all matters presented to holders of the Common Stock on an as converted basis.

         1.5 Liquidation Preference. On any voluntary or involuntary liquidation, dissolution or winding up of the Company, Investor will be entitled to receive the liquidation preference of $100.00 per share, plus accrued but unpaid dividends. Such preference shall be to the Common Stock but not to the Preferred Series B and Preferred Series C which shall have a liquidation preference to the Series E. The liquidation preference of the Series E shall be pari passu with the Series D liquidation preference.

         1.6 Dividends. The Series E shall be entitled to the same dividends provided to the Common Stock on an as converted basis.

         1.7 Registration. The Company shall cause the Series E, the warrants and the Common Stock to be issued upon conversion of the Series E and upon exercise of the warrants to be registered, upon demand, commencing nine months after the Closing, provided Investor represents to the Company that it has a present intention to sell. Investor shall have the right to have the registration kept effective until all shares covered thereby have been sold by Investor. The Company shall register Investor's shares during the nine month period on a piggy-back basis (except for registrations relating to the merger transactions or on Forms S-4, S-8, and similar forms), subject to pro rata underwriter cutbacks, provided Investor represents to the Company that it has a present intention to sell.

II       DOCUMENTATION, EXPENSES AND CLOSING

         2.1 Purchase Agreement. The purchase of the Series E will be made pursuant to a Series E Convertible Preferred Stock Purchase Agreement (the "Definitive Agreement"). Such agreement shall contain, among other things, covenants of the Company reflecting the provisions set forth herein and other typical representations and covenants, and appropriate conditions of closing, including, among other things, the filing of a certificate of amendment to the Company's Certificate of Incorporation to authorize the Series E, the concurrent closing of the transaction with an entity owned by Carl C. Icahn, and the approval of the Board of Directors and, if required, the approval of the shareholders of the Company and of the holders of the Series B Preferred Stock and Series C Preferred Stock.





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         2.2     Expenses.  The Company shall pay Investor's legal fees and related expenses in connection with this transaction up to $25,000.

         2.3 Closing. The closing shall take place as soon as practicable after the closing of the Merger transaction contemplated by that certain Agreement and Plan of Merger among the Company, AEC and NEG- OK, Inc. dated June 6, 1996 and concurrently with the closing of the transaction with an entity owned by Carl C. Icahn.

III      SERIES B AND C PREFERRED STOCK REDEMPTION PERIODS

         In further consideration for the purchase of the Series E and the warrants by Investor, the Company will amend its Certificate of Incorporation to extend the period of time during which the Series C Preferred Stock may not be redeemed by the Company until June 14, 1999, and will confirm that the Series B Preferred Stock may not be redeemed until the Series C Preferred Stock is fully redeemed.

IV       TRANSACTION WITH ICAHN ENTITY

         Investor will waive any rights it might have to price or conversion adjustments under the Series B Preferred Stock and Series C Preferred Stock by reason of the Private Placement. Investor further gives its consent to the concurrent sale of a Series D Preferred Stock to a Carl C. Icahn entity on the terms described in a term sheet between NEG and Carl C. Icahn dated July 19, 1996, a copy of which has been provided to Investor.

         This letter is intended to be and shall be construed as a statement of the parties' intent and shall be non- binding. Upon execution of this Term Sheet, the parties will instruct their respective counsel to prepare the Definitive Agreement with a view to its execution as soon as practicable.

ACCEPTED:

NATIONAL ENERGY GROUP, INC.



By:/s/ Miles D. Bender                         Date: July 25, 1996
   ---------------------------                       -------------
   Miles D. Bender, President
   and Chief Executive Officer





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KAYNE ANDERSON INVESTMENT
MANAGEMENT, INC.



By:   /s/ ROBERT V. SINNOTT                            Date: July 25, 1996
    -----------------------------------                      -------------
   Name:  Robert V. Sinnott
         ------------------------------
   Title:
          -----------------------------





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